THIS WARRANT AND THE SHARES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED UNDER AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.


                      PREPAID COMMON STOCK PURCHASE WARRANT

February 19, 1999                                Right to Purchase $1,000,000 of
                                          Common Stock, par value $.01 per share


         FOR VALUE RECEIVED, ROBOTIC VISION SYSTEMS, INC., a corporation organized under the laws of the State of Delaware (hereinafter called the "CORPORATION"), hereby promises to issue to OMICRON PARTNERS, L.P. or its registered assigns (the "HOLDER"), at any time or from time to time upon its receipt of a Notice of Exercise (as defined in Article I.C below), up to One Million Dollars ($1,000,000) (the "PREPAID AMOUNT") of the Corporation's common stock, par value $.01 per share (the "COMMON STOCK"), in the manner provided in
Article II hereof. This Warrant is being issued by the Corporation along with similar prepaid common stock purchase warrants (the "OTHER PREPAID WARRANTS" and, together with this Warrant, the "PREPAID WARRANTS") pursuant to that certain Securities Purchase Agreement, dated as of February 18, 1999, by and among the Corporation, the Holder and the other parties named therein (the "SECURITIES PURCHASE AGREEMENT").

THIS WARRANT AND THE SHARES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED UNDER AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.


                      PREPAID COMMON STOCK PURCHASE WARRANT

February 19, 1999                                Right to Purchase $3,000,000 of
                                          Common Stock, par value $.01 per share


         FOR VALUE RECEIVED, ROBOTIC VISION SYSTEMS, INC., a corporation organized under the laws of the State of Delaware (hereinafter called the "CORPORATION"), hereby promises to issue to ZANETT LOMBARDIER, LTD. or its registered assigns (the "HOLDER"), at any time or from time to time upon its receipt of a Notice of Exercise (as defined in Article I.C below), up to Three Million Dollars ($3,000,000) (the "PREPAID AMOUNT") of the Corporation's common stock, par value $.01 per share (the "COMMON STOCK"), in the manner provided in
Article II hereof. This Warrant is being issued by the Corporation along with similar prepaid common stock purchase warrants (the "OTHER PREPAID WARRANTS" and, together with this Warrant, the "PREPAID WARRANTS") pursuant to that certain Securities Purchase Agreement, dated as of February 18, 1999, by and among the Corporation, the Holder and the other parties named therein (the "SECURITIES PURCHASE AGREEMENT").

                                    ARTICLE I

                               CERTAIN DEFINITIONS

         For purposes hereof, the following terms shall have the following meanings:

         A. "CLOSING BID PRICE" means, for any security as of any date, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to holders of a majority of the aggregate Prepaid Amount represented by the then outstanding Prepaid Warrants ("MAJORITY HOLDERS") if Bloomberg Financial Markets is not then reporting closing bid prices of such security (collectively, "BLOOMBERG"), or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a trading date for such security, on the next preceding date which was a trading date. If the Closing Bid Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Corporation.

         B. "EXERCISE AMOUNT" means the portion of the Prepaid Amount and Premium of this Warrant being exercised and any Exercise Default Payments payable with respect thereto, each as specified in the notice of exercise in the form attached hereto (the "NOTICE OF EXERCISE").

         C. "EXERCISE DATE" means, for any Exercise (as defined below), the date specified in the Notice of Exercise so long as the copy of the Notice of Exercise is faxed (or delivered by other means resulting in notice) to the Corporation at or before 11:59 p.m., New York City time, on the Exercise Date indicated in the Notice of Exercise; provided, however, that if the Notice of Exercise is not so faxed or otherwise delivered before such time, then the Exercise Date shall be the date the holder faxes or otherwise delivers the Notice of Exercise to the Corporation.

         D. "EXERCISE PRICE" means the lower of the Fixed Exercise Price and the Variable Exercise Price, each in effect as of such date and subject to adjustment as provided herein.

         E. "FIRST EXERCISE DATE" means the earliest of (i) the 181st day following the Issuance Date, (ii) the date the Corporation makes a public announcement that it intends to merge or consolidate with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and the voting capital stock of the Corporation immediately prior to such merger represents at least 50% of the voting power of the capital stock of the Corporation after the merger) or to sell or transfer all or substantially all of the assets of the Corporation, (iii) the date any person, group or entity (including the Corporation) publicly announces a tender offer, exchange offer or another transaction to purchase 50% or more of the Corporation's outstanding Common Stock or otherwise publicly announces an intention to replace a majority of the Corporation's Board of Directors by waging a proxy battle or otherwise, or (iv) the date on which an Event of Default described in Article VI.A occurs.

         F. "CLOSING DATE" means the date of the Closing under the Securities Purchase Agreement.

         G. "FIXED EXERCISE PRICE" means $4.02, and shall be subject to adjustment as provided herein.

         H. "VARIABLE EXERCISE PRICE" means, as of any date of determination, the amount obtained by multiplying (i) .95 (the "Exercise Percentage") and (ii) the average of the three (3) lowest Closing Bid Prices for the Common Stock during the twenty (20) consecutive trading day period ending on the trading day immediately preceding such date of determination (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such twenty (20) trading day period), and shall be subject to adjustment as provided herein; provided that beginning on that day which is one hundred eighty days after the Issuance Date such twenty day period shall be increased by one (1) additional trading day for each thirty (30) day period thereafter.

         I. "BUSINESS DAY" and "TRADING DAY" means any day on which the New York Stock Exchange is open for trading.

         J. "PREMIUM" means an amount equal to (.07) x (N/365) x the Prepaid Amount, where N equals the number of days from (i) the Issuance Date until the date the Premium is redeemed in accordance with Article II.A. (the "PREMIUM DATE") or (ii) the immediately preceding Premium Date until the current Premium Date.

         K. "FLOOR PRICE" means $2.50 and shall be subject to adjustment as provided herein.

         L. "ISSUANCE DATE" means the date of issuance of this Warrant.

                                   ARTICLE II

                                    EXERCISE

         A. Exercise by the Holder. (i) Subject to the limitations on exercise contained in Paragraph C of this Article II, the Holder may, at any time and from time to time on or after that date which is the earlier of (a) the first date after the Issuance Date on which an Event of Default (as defined in Article
VI) occurs or there is a public announcement of a pending or consummated corporate change (as defined in Article VII) and (b) one-hundred eighty (180) days after the Issuance Date, exercise all or any part of the outstanding Prepaid Amount of this Warrant in accordance with the procedures set forth in Paragraph B of this Article II for a number of fully paid and nonassessable shares of Common Stock determined in accordance with the following formula if the Corporation timely redeems the Premium thereon in cash in accordance with subparagraph (ii) below:

                                EXERCISE AMOUNT
                                ---------------
                                 EXERCISE PRICE

or in accordance with the following formula if the Corporation does not timely redeem the Premium thereon in accordance with subparagraph (ii) below:

                          EXERCISE AMOUNT + THE PREMIUM
                          -----------------------------
                                 EXERCISE PRICE

            (ii) (a) Subject to subparagraph (b) of this Article II.A(ii), the Corporation shall have the right, in its sole discretion, upon receipt of a Notice of Exercise, to redeem the Premium subject to such conversion for a sum of cash equal to the amount of the Premium being so redeemed. All cash redemption payments hereunder shall be paid in lawful money of the United States of America at such address for the holder as appears on the record books of the Corporation (or at such other address as such holder shall hereafter give to the Corporation by written notice). In the event the Corporation so elects to redeem the Premium in cash and fails to pay such holder the applicable redemption amount to which such holder is entitled within four (4) business days of receipt by the Corporation of a Notice of Exercise (in the case of a redemption in connection with an Optional Conversion), the Corporation shall thereafter forfeit its right to redeem such Premium in cash and such Premium shall thereafter be converted into shares of Common Stock in accordance with Article II.A(i).

                 (b) The Corporation shall provide not less than two (2) business days advance notice, in writing, to the holders stating that it will elect to redeem the Premium, relating to any Exercise Amount covered by a Notice of Exercise received by the Corporation after such second business day, in cash pursuant to the Corporation's redemption rights discussed in subparagraph (a) of this Article II.A(ii) in connection with an exercise pursuant to a Notice of Exercise delivered over the ten (10) business day period beginning on the third business day after the holder's receipt of such notice, which election shall be binding and irrevocable for such period.

If the Corporation does not provide such notice, the Corporation shall forfeit its right to redeem such Premium in accordance with subparagraph (a) of this
Article II.A(ii) for any such period and shall be required to issue shares of Common Stock as payment of Premium.

         B. Mechanics of Exercise. In order to exercise this Warrant, Holder shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Exercise to the Corporation and (y) surrender or cause to be surrendered this Warrant as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of a facsimile copy of a Notice of Exercise from Holder, the Corporation shall immediately send (or the next business day, if the Notice of Exercise is received after normal business hours), via facsimile, a confirmation to Holder stating that the Notice of Exercise has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such exercise and the name and telephone number of a contact person at the Corporation regarding the exercise. The Corporation shall not be obligated to issue shares of Common Stock upon an exercise hereof unless either this Warrant is delivered to the Corporation as provided above, or Holder notifies the Corporation that this Warrant has been lost, stolen or destroyed (subject to the requirements of Article IX.G).

            (i) Delivery of Common Stock Upon Exercise. The Corporation shall, on or before the later of (a) the third (3rd) business day following the Exercise Date and (b) the business day following the date of the Corporation's receipt of this Warrant (or, if this Warrant is lost, stolen or destroyed, the date on which indemnity pursuant to Article VIII.G is provided) (the "DELIVERY PERIOD"), issue and deliver to the Holder or its nominee (x) that number of shares of Common Stock issuable upon exercise of the portion of this Warrant being exercised and (y) a new Warrant in the form hereof representing the balance of the Prepaid Amount hereof not being exercised, if any. If the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, and so long as the certificates therefor are not required to bear a legend, the Corporation shall cause its transfer agent to electronically transmit the Common Stock issuable upon exercise to the Holder by crediting the account of Holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DTC TRANSFER"). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver to Holder physical certificates representing the Common Stock issuable upon such exercise. Further, Holder may instruct the Corporation to deliver to Holder physical certificates representing the Common Stock issuable upon such exercise in lieu of delivering such shares by way of DTC Transfer.

            (ii) Taxes. The Corporation shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the exercise of this Warrant.

            (iii) No Fractional Shares. If any exercise of this Warrant would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon exercise of this Warrant shall be the nearest whole number of shares.

            (iv) Exercise Disputes. In the case of any dispute with respect to an exercise of this Warrant, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. The Corporation and the Holder shall seek to resolve any such dispute in good faith. If such dispute involves the calculation of the Exercise Price, the Corporation shall immediately submit the disputed calculations to Deloitte & Touche LLP or such other independent outside accountant of national reputation selected by the Corporation and reasonably acceptable to the Holder, via facsimile within two (2) business days of receipt of the Notice of Exercise. The accountant, at the Corporation's sole expense (except that if the Corporation's calculation is correct, the Holder shall bear such expense), shall audit the calculations and notify the Corporation and Holder of the results no later than two (2) business days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

         C. Limitations on Exercise. The exercise of this Warrant shall be subject to the following limitations (each of which limitations shall be applied independently):

            (i) Cap Amount. Unless permitted by the applicable rules and regulations of the principal securities market on which the Common Stock is listed or traded, in no event shall the total number of shares of Common Stock issued upon exercise of the Prepaid Warrants exceed the maximum number of shares of Common Stock that the Corporation can so issue pursuant to Rules 4310(c)(25)(H) or 4460(i) of the National Association of Securities Dealers ("NASD") (or any successor rules) (the "CAP AMOUNT") which, as of the Closing Date, shall be 4,972,695 shares (19.99% of the total shares outstanding on the Closing Date. The Cap Amount shall be allocated pro-rata to the holders of the Prepaid Warrants as provided in Article IX.H. In the event the Corporation is prohibited from issuing shares of Common Stock as a result of the operation of this subparagraph (i), the Corporation shall comply with Article V and Article VII.

            (ii) No Five Percent Holders. In no event shall Holder be entitled to receive shares of Common Stock upon an exercise of this Warrant to the extent that the sum of (x) the number of shares of Common Stock beneficially owned by Holder and its affiliates (exclusive of shares issuable upon exercise of the unexercised portion of any Prepaid Warrants or the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, the Incentive Warrants (as defined in the Securities Purchase Agreement) issued by the Corporation pursuant to the Securities Purchase Agreement) subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (y) the number of shares of Common Stock issuable upon the exercise of the portion of this Warrant with respect to which the determination of this subparagraph is being made, would result in beneficial ownership by Holder and its affiliates of more than 4.99% of the then outstanding shares of Common Stock. For purposes of this subparagraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and Regulation 13 D-G thereunder, except as otherwise provided in clause (x) above. The restriction contained in this subparagraph (ii) shall not be altered, amended, deleted or changed in any manner whatsoever unless the Corporation, the holders of a majority of the outstanding shares of Common Stock and Holder shall approve such alteration, amendment, deletion or change.

            (iii) Time Limitations. (a) So long as no Event of Default (as defined in Article VI hereof) has occurred and is then continuing, and except as otherwise provided below, a holder of Prepaid Warrants may not exercise Prepaid Warrants to the extent the Prepaid Amount of Prepaid Warrants previously exercised by such holder (excluding for purposes of this calculation any Prepaid Amount of Prepaid Warrants exercised by such holder following the occurrence and during the continuation of an Event of Default) together with the Prepaid Amount of Prepaid Warrants which such holder is attempting to exercise exceeds the Maximum Conversion Percentage (as defined herein) multiplied by the Prepaid Amount of Prepaid Warrants purchased by such holder pursuant to the Securities Purchase Agreement. "MAXIMUM CONVERSION PERCENTAGE" means:

         If the Exercise Date is:                   then the Maximum Conversion Percentage is:

         Before the 90th day
         following the First Exercise Date                              25%

         On or after the 90th day
         following the First Exercise Date
         and before the 180th day
         following the First Exercise Date                              50%

         On or after the 180th day
         following the First Exercise Date
         and before the 270th day
         following the First Exercise Date                              75%

         On or after the 270th day
         following the First Exercise Date                              100%


            (b) Notwithstanding the foregoing, the restrictions on conversion set forth in this Article II.C. (iii) shall terminate on or after the date either of the events described in Article I.E(ii) or (iii) occurs.

         D. Required Exercise at Maturity. Subject to the limitations set forth in Paragraph C(i) of this Article II and provided all shares of Common Stock issuable upon exercise of all outstanding Prepaid Warrants are then (i) authorized and reserved for issuance, (ii) registered under the Securities Act of 1933, as amended, for resale by the holders of Prepaid Warrants and (iii) eligible to be traded on either the National Market, the New York Stock Exchange, the American Stock Exchange or the Nasdaq SmallCap Market, each Prepaid Warrant issued and outstanding on the fifth anniversary of the Issuance Date thereof (the "MATURITY DATE"), automatically shall be exercised into shares of

Common Stock on such date in accordance with the exercise formulas set forth in Paragraph A of this Article II (the "REQUIRED EXERCISE AT MATURITY"); provided, however, the Maturity Date shall be extended for a period equal to the number of days any Event of Default or Trading Market Trigger Event is in existence. If the Required Exercise at Maturity occurs, the Corporation and the holders of Prepaid Warrants shall follow the applicable exercise procedures set forth in Paragraph B of this Article II; provided, however, that the holders of Prepaid Warrants are not required to deliver a Notice of Exercise to the Corporation or its transfer agent.




                                   ARTICLE III

                      RESERVATION OF SHARES OF COMMON STOCK

         A. Reserved Amount. On the Closing Date, the Corporation shall have reserved 5,967,125 shares (and on and after the date on which the Stockholder Approvals (as defined in the Securities Purchase Agreement) are received that number of shares which is 200% of the number of shares which would be issuable if all Prepaid Warrants issued or issuable pursuant to the Securities Purchase Agreement are exercised in their entirety on the Closing Date) of the authorized but unissued shares of Common Stock for issuance upon the full exercise of all Prepaid Warrants issued or issuable pursuant to the Securities Purchase Agreement (the "RESERVED AMOUNT") and thereafter the number of authorized but unissued shares of Common Stock so reserved shall not be decreased and shall at all times be sufficient to provide for the full exercise of all Prepaid Warrants issued or issuable pursuant to the Securities Purchase Agreement at the then current Exercise Price. The Reserved Amount shall be allocated to the holders of Prepaid Warrants as provided in Article IX.H.

         B. Increases to Reserved Amount. If, at any time after the date hereof, the Reserved Amount for any three (3) consecutive trading days (the last of such three (3) trading days being the "AUTHORIZATION TRIGGER DATE") shall be less than 135% of the number of shares of Common Stock issuable upon the full exercise of all Prepaid Warrants issued or issuable pursuant to the Securities Purchase Agreement, the Corporation shall immediately notify the holders of Prepaid Warrants of such occurrence and shall take immediate action (including, if necessary, seeking stockholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 165% of the number of shares of Common Stock then issuable upon the full exercise of all Prepaid Warrants issued or issuable pursuant to the Securities Purchase Agreement. In the event the Corporation fails to so increase the Reserved Amount within ninety (90) days after an Authorization Trigger Date, and thereafter Holder is unable to exercise all or any portion of the outstanding Prepaid Amount of this Warrant because the Corporation does not have a sufficient number of shares of Common Stock authorized and reserved for issuance upon exercise hereof, Holder shall thereafter have the option, exercisable at any time by delivery of a Default Notice (as defined in Article VI.C) to the Corporation, to require the Corporation to pay to Holder an amount in cash equal to the Default Amount (as defined in Article VI.B). Upon payment by the Corporation of the Default Amount, this Warrant shall be null and void. If the Corporation fails to deliver the Default Amount to Holder within five (5) business days after its receipt of such Default Notice, then Holder shall be entitled to the remedies provided in Article VI.C.


                                   ARTICLE IV

                          FAILURE TO SATISFY EXERCISES

         A. Exercise Default Payments. If, at any time, (x) Holder submits a Notice of Exercise and the Corporation fails for any reason (other than because such issuance would exceed Holder's allocated portion of the Reserved Amount or Cap Amount, for which failures Holder shall have the remedies set forth in Articles III and V, respectively) to deliver, on or prior to the seventh business day following the expiration of the Delivery Period for such exercise, such number of freely tradeable shares of Common Stock to which Holder is entitled upon such exercise, or (y) the Corporation publicly announces or provides notice to any holder of Prepaid Warrants (together with all other holders of Prepaid Warrants and the Holder referred to herein, the "HOLDERS") at any time of its intention not to issue freely tradeable shares of Common Stock upon the exercise by any Holder of a Prepaid Warrant in accordance with the terms of the Prepaid Warrants (other than because such issuance would exceed such Holder's allocated portion of the Reserved Amount or Cap Amount) (each of
(x) and (y) being an "EXERCISE DEFAULT"), then the Corporation shall pay to Holder, in the case of an Exercise Default described in clause (x) above, and to all Holders, in the case of a Exercise Default described in clause (y) above, an amount equal to:

                   (.24) x (D/365) x (Exercise Default Amount)

where:

         "D" means the number of days after the expiration of the Delivery Period through and including the Default Cure Date;

         "EXERCISE DEFAULT AMOUNT" means the Prepaid Amount of all Warrants held by Holder plus all accrued and unpaid Premium thereon; and

         "DEFAULT CURE DATE" means (i) with respect to an Exercise Default described in clause (x) of its definition, the date the Corporation effects the exercise of the portion of this Warrant submitted for exercise, and (ii) with respect to an Exercise Default described in clause (y) of its definition, the date the Corporation begins to issue freely tradeable shares of Common Stock in satisfaction of all exercises of Prepaid Warrants in accordance with their terms and (iii) with respect to either type of Exercise Default, the date on which the Corporation pays to Holder the Default Amount (as defined in Article VI.B) pursuant to Paragraph D of this Article IV.

         The payments to which Holder shall be entitled pursuant to this Paragraph A are referred to herein as "EXERCISE DEFAULT PAYMENTS." Holder may elect to receive accrued Exercise Default Payments in cash or to convert all or any portion of such accrued Exercise Default Payments, at any time, into Common Stock at the lowest Exercise Price in effect during the period beginning on the date of the Exercise Default through the Default Cure Date for such exercise. In the event Holder elects to receive any Exercise Default Payments in shares of Common Stock, it shall so notify the Corporation in writing. Such payment shall be made in accordance with and be subject to the provisions of Article IX.J. In the event Holder elects to convert all or any portion of the Exercise Default Payments into Common Stock, Holder shall indicate on a Notice of Exercise such portion of the Exercise Default Payments which Holder elects to so convert and such exercise shall otherwise be effected in accordance with the provisions of
Article II.

         B. Adjustment to Exercise Price. If Holder has not received certificates for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Delivery Period with respect to an exercise of any portion of any of Holder's Prepaid Warrants for any reason (other than because such issuance would exceed Holder's allocated portion of the Reserved Amount or Cap Amount, for which failures Holder shall have the remedies set forth in Articles III and V, respectively), then the Fixed Exercise Price in respect of all Prepaid Warrants held by Holder (including any Prepaid Warrants or portions thereof submitted to the Corporation for exercise, but for which shares of Common Stock have not been issued to Holder) shall thereafter be the lesser of (i) the Fixed Exercise Price on the Exercise Date specified in the Notice of Exercise which resulted in the Exercise Default and (ii) the lowest Exercise Price in effect during the period beginning on, and including, such Exercise Date through and including the day such shares of Common Stock are delivered to the Holder. If there shall occur an Exercise Default of the type described in clause (y) of Article IV.A., then the Fixed Exercise Price with respect to any exercise thereafter shall be the lowest Exercise Price in effect at any time during the period beginning on, and including, the date of the occurrence of such Exercise Default through and including the Default Cure Date. The Fixed Exercise Price shall thereafter be subject to further adjustment for any events described in Article VII.

         C. Buy-In Cure. Unless the Corporation has notified Holder in writing prior to the delivery by Holder of a Notice of Exercise that the Corporation is unable to honor exercises, if (i) (a) the Corporation fails for any reason to deliver during the Delivery Period shares of Common Stock to Holder upon an exercise of this Warrant or (b) there shall occur a Legend Removal Failure (as defined in Article VI.A(iii) below) and (ii) thereafter, Holder purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery in satisfaction of a sale by Holder of the unlegended shares of Common Stock (the "SOLD SHARES") which Holder anticipated receiving upon such exercise (a "BUY-IN"), the Corporation shall pay Holder (in addition to any other remedies available to Holder) the amount by which (x) Holder's total purchase price (including brokerage commissions, if any) for the unlegended shares of Common Stock so purchased exceeds (y) the net proceeds received by Holder from the sale of the Sold Shares. For example, if Holder purchases unlegended shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for $10,000, the Corporation will be required to pay Holder $1,000. Holder shall provide the Corporation written notification indicating any amounts payable to Holder pursuant to this Paragraph C, together with evidence supporting such calculation. The Corporation shall make any payments required pursuant to this Paragraph C in accordance with and subject to the provisions of Article IX.

         D. Right to Require Payment of Default Amount. If the Corporation fails, and such failure continues uncured for five (5) business days after the Corporation has been notified thereof in writing by Holder, for any reason (other than because such issuance would exceed Holder's allocable portion of the Reserved Amount or Cap Amount, for which failures Holder shall have the remedies set forth in Articles III and V, respectively) to issue shares of Common Stock within ten (10) business days after the expiration of the Delivery Period with respect to any exercise of this Warrant, then Holder may elect at any time prior to the Default Cure Date for such Exercise Default, by delivery of a Default Notice (as defined in Article VI.C.) to the Corporation, to require the Corporation to pay to Holder an amount in cash equal to the Default Amount (as defined in Article VI.B). Upon payment by the Corporation of the Default Amount, this Warrant shall be null and void. If the Corporation fails to pay such Default Amount within five (5) business days after its receipt of a Default Notice, then Holder shall be entitled to the remedies provided in Article VI.C.


                                    ARTICLE V

                     INABILITY TO EXERCISE DUE TO CAP AMOUNT

         A. Obligation to Cure. If at any time the then unissued portion of any Holder's Cap Amount is less than 135% of the number of shares of Common Stock then issuable upon the full exercise of all Prepaid Warrants owned by such Holder (a "TRADING MARKET TRIGGER EVENT"), the Corporation shall immediately notify the Holders of Prepaid Warrants of such occurrence and shall take immediate action (including, if necessary, seeking the approval of its stockholders to authorize the issuance of the full number of shares of Common Stock which would be issuable upon the full exercise of all Prepaid Warrants issued or issuable pursuant to the Securities Purchase Agreement but for the Cap Amount) to eliminate any prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or any of its securities on the Corporation's ability to issue shares of Common Stock in excess of the Cap Amount. In the event the Corporation fails to eliminate all such prohibitions within ninety (90) days after the Trading Market Trigger Event and thereafter Holder is unable to exercise all or any portion of the outstanding Prepaid Amount of this Warrant as a result of the operation of
Article II.C.(i), then Holder shall thereafter have the option, exercisable at any time until such date that all such prohibitions are eliminated, by delivery of a Default Notice (as defined in Article VI.C.) to the Corporation, to require the Corporation to pay to Holder an amount in cash equal to the Default Amount (as defined in Article VI.B). Upon payment by the Corporation of the Default Amount, this Warrant shall be null and void. If the Corporation fails to deliver the Default Amount within five (5) business days after its receipt of such Default Notice, then such holder shall be entitled to the remedies provided in Articles V.B.

         B. Remedies. If the Corporation fails to pay the Default Amount pursuant to Article V.A. within five (5) business days after its receipt of such Default Notice, Holder may elect either or both of the following additional remedies:

            (i) to require, with the consent of the Majority Holders, the Corporation to terminate the listing of its Common Stock on the Nasdaq National Market (or any other stock exchange, interdealer quotation system or trading market) and to cause its Common Stock to be eligible for trading on the over-the-counter electronic bulletin board; or

            (ii) to require the Corporation to issue shares of Common Stock in accordance with Holder's Notice of Exercise at an Exercise Price equal to the average of the Closing Bid Prices for the Common Stock during the five (5) consecutive trading days ending on the trading day immediately preceding the date of Holder's written notice to the Corporation of its election to receive shares of Common Stock pursuant to this subparagraph (ii) (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such five (5) trading day period).

                                   ARTICLE VI

                                EVENTS OF DEFAULT

         A. Events of Default. If any of the following events of default (each, an "EVENT OF DEFAULT") shall occur:

            (i) the Common Stock (including any of the shares of Common Stock issuable upon exercise of this Warrant) is suspended from trading on any of, or is not listed (and authorized) for trading on at least one of, the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market for an aggregate of ten (10) trading days in any nine (9) month period;

            (ii) any Registration Statement required to be filed by the Corporation pursuant to Sections 2(a) or 3(b) of that certain Registration Rights Agreement by and among the Corporation and the other signatories thereto entered into in connection with the Securities Purchase Agreement (the "REGISTRATION RIGHTS AGREEMENT") has not been declared effective by the thirtieth (30th) day following the date on which such Registration Statement is required to be declared effective pursuant to the Registration Rights Agreement, or any such Registration Statement, after being declared effective, cannot be utilized by Holders for the resale of all of its Registrable Securities (as defined in the Registration Rights Agreement) for an aggregate of more than thirty (30) days;

            (iii) the Corporation fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to Holder upon exercise of any Prepaid Warrant owned by Holder as and when required by the Prepaid Warrants, the Securities Purchase Agreement or the Registration Rights Agreement (a "LEGEND REMOVAL FAILURE"), and any such failure continues uncured for five (5) business days after the Corporation has been notified thereof in writing by the holder;

            (iv) the Corporation provides notice to any of the Holders of Prepaid Warrants, including by way of public announcement, at any time, of its intention not to issue shares of Common Stock to any of the Holders of Prepaid Warrants upon exercise in accordance with the terms of the Prepaid Warrants (other than due to the circumstances contemplated by Articles III or V for which the Holders shall have the remedies set forth in such Articles);

            (v)   the Corporation shall:

                  (a) sell, convey or dispose of all or substantially all of its assets;

                  (b) merge, consolidate or engage in any other business combination with any other entity (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation, other than pursuant to a merger in which the Corporation is the surviving or continuing entity and its authorized capital stock is unchanged and other than pursuant to a merger in which the surviving or continuing entity (if other than the Corporation) assumes the Corporation's obligations under the Securities Purchase Agreement, the Prepaid Warrants, the Incentive Warrants and the Registration Rights Agreement and is a publicly-traded corporation whose common stock is listed for trading on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market); or

                  (c) have fifty percent (50%) or more of the voting power of its capital stock owned beneficially by one person, entity or "group" (as such term is used under Section 13(d) of the Exchange Act) other than Purchasers (as defined in the Securities Purchase Agreement) and their affiliates;

            (vi) the Corporation otherwise shall breach any material term hereunder (other than as specifically provided in subparagraphs (i)-(v) of this Paragraph A) or under the Securities Purchase Agreement or the Registration Rights Agreement and such breach continues uncured for ten (10) business days after the occurrence of such event;

            (vii) any representation or warranty of the Corporation made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, the Securities Purchase Agreement and the Registration Rights Agreement), shall be false or misleading in any material respect when made and the breach of which would have a Material Adverse Effect (as defined in the Securities Purchase Agreement);

            (viii) the Corporation or any material subsidiary of the Corporation shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed and such appointment shall continue undismissed for 45 days;

            (ix) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Corporation or any material subsidiary of the Corporation and shall continue undismissed for 45 days in the case of proceedings initiated against the Corporation or its material subsidiaries; or

            (x) the Corporation shall issue to a Holder a number of shares of Common Stock equal to such Holder's Cap Amount and such Holder delivers a Notice of Exercise for additional shares;

then, upon the occurrence and during the continuation of any Event of Default specified in subparagraphs (i)-(vii) and (x) of this Paragraph A, at the option of Holder exercisable through the delivery of a Default Notice (as defined in Paragraph C below), and upon the occurrence of an Event of Default specified in subparagraphs (viii) or (ix) of this Paragraph A, the Corporation shall pay Holder, in satisfaction of its obligation to issue shares of Common Stock upon exercise of this Warrant, an amount equal to the Default Amount and such Default Amount, together with all other ancillary amounts payable hereunder, shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses of collection, and Holder shall be entitled to exercise all other rights and remedies available at law or in equity. For the avoidance of doubt, the occurrence of any event described in clauses (i), (ii), (iv), (v), (vii), (viii), (ix) or (x) above shall immediately constitute an Event of Default and there shall be no cure period.

         B. Definition of Default Amount. The "DEFAULT AMOUNT" with respect to this Warrant means an amount equal to the greater of:

            (i)           A
                --------------------  X           M
                         EP
and

            (ii) The sum of (x) the product of (I) one hundred percent (100%) divided by the Exercise Percentage, times (II) the outstanding Prepaid Amount hereof on the date on which the Corporation receives the Default Notices plus all accrued and unpaid Premium thereon through the date of payment of the Default Amount, plus (y) all unpaid Exercise Default Payments owing (if any) with respect thereto through the date of payment of the Default Amount.

where:

         "A" means the outstanding Prepaid Amount of this Warrant on the date on which the Corporation receives the Default Notice plus all unpaid Exercise Default Payments owing (if any) and any accrued and unpaid Premium with respect thereto through the date of payment of the Default Amount;

         "EP" means the Exercise Price in effect on the date on which the Corporation receives the Default Notice; and

         "M" means (i) with respect to all Events of Default other than an Event of Default specified in Article VI.A(v) hereof, the highest Closing Bid Price of the Corporation's Common Stock during the period beginning on the date on which the Corporation receives the Default Notice and ending on the date immediately preceding the date of payment of the Default Amount and (ii) with respect to an Event of Default specified in Article VI.A(v) hereof, the greater of (a) the amount determined pursuant to clause (i) of this definition or (b) the fair market value, as of the date on which the Corporation receives the Default Notice, of the consideration payable to the holder of a share of Common Stock pursuant to the transaction which triggers the Event of Default. For purposes of this definition, "fair market value" shall be determined by an investment banking firm selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Corporation.

         C. Failure to Pay Default Amount. If the Corporation fails to pay the Default Amount within five (5) business days of its receipt of a notice requiring such payment (a "DEFAULT NOTICE"), then the Holder (i) shall be entitled to interest on the Default Amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law from the date on which the Corporation receives the Default Notice until the date of payment of the Default Amount hereunder, and (ii) shall have the right, at any time and from time to time, to require the Corporation, upon written notice, to immediately convert (in accordance with the terms of Paragraph A of Article II) all or any portion of the Default Amount, plus interest as aforesaid, into shares of Common Stock at the lowest Exercise Price in effect during the period beginning on the date on which the Corporation receives the Default Notice and ending on the Exercise Date with respect to the conversion of such Default Amount. In the event the Corporation is not able to pay all amounts due and payable with respect to all Prepaid Warrants subject to Default Notices, the Corporation shall pay the Holders of such Prepaid Warrants which are the subject of Default Notices such amounts pro rata, based on the total amounts payable to each such Holder relative to the total amounts payable to all such Holders.

                                   ARTICLE VII

                        ADJUSTMENTS TO THE EXERCISE PRICE

         The Exercise Price shall be subject to adjustment from time to time as follows:

         A. Stock Splits, Stock Dividends, Etc. If, at any time on or after the Closing Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Fixed Exercise Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Fixed Exercise Price shall be proportionately increased. In such event, the Corporation shall notify the Corporation's transfer agent of such change on or before the effective date thereof.

         B. Adjustment Due to Merger, Consolidation, Etc. If, at any time after the Closing Date, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other entity (other than a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation and other than a merger in which the Corporation is the surviving or continuing entity and its authorized capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each of (i) - (iv) above being a "CORPORATE CHANGE"), then the Holders shall thereafter have the right to receive upon exercise hereof, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon exercise hereof (without giving effect to the limitations contained in Article II.C.) had such Corporate Change not taken place, and in any such case, appropriate provisions shall be made with respect to the rights and interests of Holder to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Exercise Price and of the number of shares of Common Stock issuable upon exercise of this Warrant) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise thereof. The Corporation shall not effect any Corporate Change unless (i) Holder has received written notice of such transaction at least seventy-five (75) days prior thereto, but, in no event prior to the public disclosure thereof and not later than twenty
(20) days prior to the record date for the determination of stockholders entitled to vote with respect thereto, and (ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of the Corporation under this Warrant. The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon exercise of the Prepaid Warrants outstanding as of the date of such transaction, and shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

         C. Adjustment Due to Major Announcement. In the event the Corporation at any time after the Closing Date (i) makes a public announcement that it intends to consolidate or merge with any other entity (other than a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation and other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged) or to sell or transfer all or substantially all of the assets of the Corporation or (ii) any person, group or entity (including the Corporation) publicly announces a tender offer, exchange offer or another transaction to purchase 50% or more of the Corporation's Common Stock or otherwise publicly announces an intention to replace a majority of the Corporation's Board of Directors by waging a proxy battle or otherwise (the date of the announcement referred to in clause (i) or (ii) of this Paragraph C is hereinafter referred to as the "ANNOUNCEMENT DATE"), then the Exercise Price shall, effective upon the Announcement Date and continuing through the sixth (6th) trading day following the earlier of the consummation of the proposed transaction or tender offer, exchange offer or another transaction or the Abandonment Date (as defined below), be equal to the lower of (x) the Exercise Price which would have been applicable for an exercise occurring on the Announcement Date and (y) the Exercise Price determined in accordance with Article I.D. on the Exercise Date set forth in the applicable Notice of Exercise. From and after the sixth (6th) trading day following the Abandonment Date, the Exercise Price shall be determined as set forth in Article I.D. "ABANDONMENT DATE" means with respect to any proposed transaction or tender offer, exchange offer or another transaction for which a public announcement as contemplated by this Paragraph C has been made, the date upon which the Corporation (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer, exchange offer or another transaction which caused this Paragraph C to become operative.

         D. Adjustment Due to Distribution. If, at any time after the Closing Date, the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e. a spin-off)) (a "DISTRIBUTION"), then Holder shall be entitled, upon any exercise of this Warrant after the date of record for determining stockholders entitled to such Distribution, to receive the amount of such assets which would have been payable to Holder with respect to the shares of Common Stock issuable upon such exercise (without giving effect to the limitations contained in Article II.C.) had Holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to such Distribution.

         E. Issuance of Other Securities With Variable Conversion Price. If, at any time after the Closing Date, the Corporation shall issue any securities which are convertible into or exchangeable for Common Stock ("CONVERTIBLE SECURITIES") at a conversion or exchange rate based on a discount to the market price of the Common Stock at the time of conversion or exercise, then the Exercise Percentage in respect of any exercise of any portion of this Warrant after such issuance shall be the lesser of (i) one minus the greatest discount applicable to any such Convertible Securities and (ii) the Exercise Percentage then in effect.

         F. Purchase Rights. If, at any time after the Closing Date, the Corporation issues any Convertible Securities or rights to purchase stock, warrants, securities or other property (the "PURCHASE RIGHTS") pro rata to the record holders of any class of Common Stock, then Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which Holder could have acquired if Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without giving effect to the limitations contained in Article II.C.) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

         G. Adjustment of Exercise Price. Except as otherwise provided herein, if and whenever during the Exercise Period the Corporation issues or sells, or in accordance with Article VII.G(b) hereof is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share less than the Market Price (as hereinafter defined) on the date of issuance (a "DILUTIVE ISSUANCE"), then effective immediately upon the Dilutive Issuance, the Fixed Exercise Price will be adjusted in accordance with the following formula:

              FE'   =   FE    x        O + P/M
                                  ----------------
                                       CSDO

              where:

              FE'  = the adjusted Fixed Exercise Price;
              FE   = the then current Fixed Exercise Price;
              M    = the then current Market Price (as defined below);
              O    = the number of shares of Common Stock outstanding
                     immediately prior to the Dilutive Issuance;
              P    = the aggregate consideration, calculated as set forth below, received by the Corporation upon such Dilutive Issuance;
                     and
              CSDO = the total number of shares of Common Stock Deemed
                     Outstanding (as defined below) immediately after the Dilutive Issuance.

         (i) Effect on Exercise Price of Certain Events. For purposes of determining the adjusted Fixed Exercise Price, the following will be applicable:

            (a) Issuance of Rights or Options. If the Corporation in any manner issues or grants any warrants, rights or options, whether or not immediately exercisable, to subscribe for or to purchase Common Stock or Convertible Securities (such warrants, rights and options to purchase Common Stock or Convertible Securities are hereinafter referred to as "OPTIONS") and the price per share for which Common Stock is issuable upon the exercise of such Options is less than the Market Price in effect on the date of issuance of such Options ("BELOW MARKET OPTIONS"), then the maximum total number of shares of Common Stock issuable upon the exercise of all such Below Market Options (assuming full exercise, conversion or exchange of Convertible Securities, if applicable) will, as of the date of the issuance or grant of such Below Market Options, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For purposes of the preceding sentence, the "price per share for which Common Stock is issuable upon the exercise of such Below Market Options" is determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or granting of all such Below Market Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of all such Below Market Options, plus, in the case of Convertible Securities issuable upon the exercise of such Below Market Options, the minimum aggregate amount of additional consideration payable upon the exercise, conversion or exchange thereof at the time such Convertible Securities first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Below Market Options (assuming full conversion of Convertible Securities, if applicable). No further adjustment to the Exercise Price will be made upon the actual issuance of such Common Stock upon the exercise of such Below Market Options or upon the exercise, conversion or exchange of Convertible Securities issuable upon exercise of such Below Market Options.

         (b) Issuance of Convertible Securities.

             (A) If the Corporation in any manner issues or sells any Convertible Securities, whether or not immediately convertible (other than where the same are issuable upon the exercise of Options) and the price per share for which Common Stock is issuable upon such exercise, conversion or exchange (as determined below, if applicable) is less than the Market Price in effect on the date of issuance of such Convertible Securities, then the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities will, as of the date of the issuance of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For the purposes of the preceding sentence, the "price per share for which Common Stock is issuable upon such exercise, conversion or exchange" is determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise, conversion or exchange thereof at the time such Convertible Securities first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities. No further adjustment to the Exercise Price will be made upon the actual issuance of such Common Stock upon exercise, conversion or exchange of such Convertible Securities.

             (B) If the Corporation in any manner issues or sells any Convertible Securities with a fluctuating conversion or exercise price or exchange ratio (a "VARIABLE RATE CONVERTIBLE SECURITY"), then the "price per share for which Common Stock is issuable upon such exercise, conversion or exchange" for purposes of the calculation contemplated hereby shall be deemed to be the lowest price per share which would be applicable (assuming all holding period and other conditions to any discounts contained in such Convertible Security have been satisfied) if the Market Price on the date of issuance of such Convertible Security was 75% of the Market Price on such date (the "ASSUMED VARIABLE MARKET PRICE"). Further, if the Market Price at any time or times thereafter is less than or equal to the Assumed Variable Market Price last used for making any adjustment hereunder with respect to any Variable Rate Convertible Security, the Exercise Price in effect at such time shall be readjusted to equal the Exercise Price which would have resulted if the Assumed Variable Market Price at the time of issuance of the Variable Rate Convertible Security had been 75% of the Market Price existing at the time of the adjustment required by this sentence.

            (c) Change in Option Price or Conversion Rate. If there is a change at any time in (i) the amount of additional consideration payable to the Corporation upon the exercise of any Options; (ii) the amount of additional consideration, if any, payable to the Corporation upon the exercise, conversion or exchange of any Convertible Securities; or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock (in each such case, other than under or by reason of provisions designed to protect against dilution), the Exercise Price in effect at the time of such change will be readjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

            (d) Treatment of Expired Options and Unexercised Convertible Securities. If, in any case, the total number of shares of Common Stock issuable upon exercise of any Option or upon exercise, conversion or exchange of any Convertible Securities is not, in fact, issued and the rights to exercise such Option or to exercise, convert or exchange such Convertible Securities shall have expired or terminated, the Fixed Exercise Price then in effect will be readjusted to the Fixed Exercise Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination (other than in respect of the actual number of shares of Common Stock issued upon exercise or conversion thereof), never been issued.

            (e) Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued, granted or sold for cash, the consideration received therefor for purposes of this Warrant will be the amount received by the Corporation therefor, before deduction of reasonable commissions, underwriting discounts or allowances or other reasonable expenses paid or incurred by the Corporation in connection with such issuance, grant or sale. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, the amount of the consideration other than cash received by the Corporation will be the fair market value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the Market Price thereof as of the date of receipt. In case any Common Stock, Options or Convertible Securities are issued in connection with any merger or consolidation in which the Corporation is the surviving corporation, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair market value of any consideration other than cash or securities will be determined in good faith by an investment banker or other appropriate expert of national reputation selected by the Corporation and reasonably acceptable to the holder hereof, with the costs of such appraisal to be borne by the Corporation.

              (f) Exceptions to Adjustment of Exercise Price. No adjustment to the Exercise Price will be made (i) upon the exercise of any warrants, options or convertible securities issued and outstanding on the Issue Date and set forth on Schedule 3(c) of the Securities Purchase Agreement in accordance with the terms of such securities as of such date; (ii) upon the grant or exercise of any stock or options which may hereafter be granted or exercised under any employee benefit plan of the Corporation now existing or to be implemented in the future, so long as the issuance of such stock or options is approved by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose; (iii) upon the issuance of any Prepaid Warrants or Incentive Warrants (as such term is defined in the Securities Purchase Agreement) issued or issuable in accordance with the terms of the Securities Purchase Agreement; (iv) upon exercise of the Prepaid Warrants and the Incentive Warrants; (v) upon the issuance of Common Stock in a firm commitment underwritten public offering; or (vi) upon the issuance of securities to an investor listed on Schedule 1 hereto.

         (ii) Certain Definitions.

              (a) "COMMON STOCK DEEMED OUTSTANDING" shall mean the number of shares of Common Stock actually outstanding (not including shares of Common Stock held in the treasury of the Corporation), plus (x) in the case of any adjustment required resulting from the issuance of any Options, the maximum total number of shares of Common Stock issuable upon the exercise of the Options for which the adjustment is required (including any Common Stock issuable upon the conversion of Convertible Securities issuable upon the exercise of such Options), and (y) in the case of any adjustment required resulting from the issuance of any Convertible Securities, the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of the Convertible Securities for which the adjustment is required, as of the date of issuance of such Convertible Securities, if any.

              (b) "MARKET PRICE," as of any date, (i) means the average of the closing bid prices for the shares of Common Stock as reported on the Nasdaq National Market by Bloomberg Financial Markets ("BLOOMBERG") for the five (5) consecutive trading days immediately preceding such date, or (ii) if the Nasdaq National Market is not the principal trading market for the shares of Common Stock, the average of the last sale prices reported by Bloomberg on the principal trading market for the Common Stock during the same period, or, if there is no sale price for such period, the last bid price reported by Bloomberg for such period, or (iii) if the foregoing do not apply, the last sale price of such security in the over-the-counter market on the pink sheets or bulletin board for such security as reported by Bloomberg, or if no sale price is so reported for such security, the last bid price of such security as reported by Bloomberg, or (iv) if market value cannot be calculated as of such date on any of the foregoing bases, the Market Price shall be the average fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of the appraisal to be borne by the Corporation. The manner of determining the Market Price of the Common Stock set forth in the foregoing definition shall apply with respect to any other security in respect of which a determination as to market value must be made hereunder.

              (c) "COMMON STOCK," for purposes of this Article VII.G, includes the Common Stock and any additional class of stock of the Corporation having no preference as to dividends or distributions on liquidation, provided that the shares purchasable pursuant to this Warrant shall include only Common Stock in respect of which this Warrant is exercisable, or shares resulting from any subdivision or combination of such Common Stock, or in the case of any reorganization, reclassification, consolidation, merger, or sale of the character referred to above, the stock or other securities or property provided for.

         H. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Exercise Price pursuant to this Article VII, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, provided that such notice shall not contain any material nonpublic information. The Corporation shall, upon the written request at any time of Holder, furnish to Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Exercise Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon exercise of this Warrant.


                                  ARTICLE VIII

                               REDEMPTION AND CALL

         A. Subject to the conditions set forth below, the Corporation shall have the right, at any time at which a Notice of Exercise is delivered and the Exercise Price is less than the Floor Price and provided the Corporation is not in material violation of any of its obligations under this Prepaid Warrant, the Securities Purchase Agreement or the Registration Rights Agreement and so long as no Event of Default shall have occurred and be continuing (and the Holder doesn't waive such violation or Event of Default), to redeem (an "OPTIONAL REDEMPTION") all of the Exercise Amount subject to such Notice of Exercise for cash, at an amount per share equal to the Optional Redemption Amount (as defined below). For purposes hereof, the "OPTIONAL REDEMPTION AMOUNT" means:

                                        V
                                   ----------          X  M
                                       EP

where:

         "V" means the Prepaid Amount being redeemed plus the accrued Premium thereon and all unpaid Default Payments owing (if any) with respect thereto through the Effective Date of Redemption;

         "EP" means the Exercise Price in effect on the date of the Optional Redemption Notice; and

         "M" means the Closing Bid Price of the Corporation's Common Stock on the date of the Optional Redemption Notice.

         The Corporation shall exercise its Optional Redemption by (i) delivering written notice by facsimile and overnight courier (an "OPTIONAL REDEMPTION NOTICE") to the holders of Prepaid Warrants not less than five (5) business days prior to the beginning of the period during which the Corporation shall exercise its Optional Redemption rights in connection with any Notice of Exercise delivered in the period set forth in such notice by the Corporation (the "OPTIONAL REDEMPTION PERIOD") and (ii) on or prior to the date of delivery of such Optional Redemption Notice, the Corporation shall have deposited with an escrow agent reasonably acceptable to holders of a majority of the then Prepaid Warrants, as a trust fund, cash sufficient in amount to pay all amounts to which the holders of Prepaid Warrants are entitled upon such redemption pursuant to this Paragraph A, with irrevocable instructions and authority to such escrow agent to complete the redemption thereof in accordance with this Paragraph A. Any Optional Redemption Notice delivered in accordance with the immediately preceding sentence shall be accompanied by a statement executed by a duly authorized officer of its escrow agent, certifying the amount of funds which have been deposited with such escrow agent and that the escrow agent has been instructed and agrees to act as redemption agent hereunder. The Optional Redemption Period shall terminate effective on the date indicated in the Corporation's Optional Redemption Notice. The Corporation may terminate an Optional Redemption Period prior to the date indicated in the applicable Optional Redemption Notice with respect to Exercise Amounts which are not delivered for exercise prior to the effective date of such termination notice by providing each holder of Prepaid Warrants with written notice of such termination at least five business days prior to the effective date of such termination.

         The Optional Redemption Notice shall be delivered to (i) the holders of Prepaid Warrants at the address and facsimile number of each holder appearing in the Corporation's register and (ii) the transfer agent for the Common Stock, which Optional Redemption Notice shall be deemed to have been delivered on the business day after the Corporation's fax (with a copy sent by overnight courier to the holders of Prepaid Warrants) of such notice to the holders of Prepaid Warrants. Notwithstanding anything to the contrary in this Article VIII, the Corporation shall exercise any Exercise Amount pursuant to Article II if such Exercise Amount is submitted for exercise (i) before the beginning, or after the effective date of the termination, of the Optional Redemption Period, (ii) for an Exercise Price greater than the Floor Price or (iii) in an amount in excess of such holder's pro rata allocation of the maximum Exercise Amount the Corporation indicated that it would redeem in its Optional Redemption Notice as described below.

         B. (a) The Optional Redemption Amount shall be paid to the holders of Prepaid Warrants being redeemed within three (3) business days of the applicable Exercise Date; provided, however, that the Corporation shall not be obligated to deliver any portion of the Optional Redemption Amount until either the certificates evidencing the Prepaid Warrants being redeemed are delivered to the office of the Corporation or the escrow agent or the holder notifies the Corporation or the escrow agent that such certificates have been lost, stolen or destroyed and delivers the documentation in accordance with Article IX.G hereof. Notwithstanding anything herein to the contrary, in the event that the certificates evidencing the Prepaid Warrants being redeemed are not delivered to the Corporation or the escrow agent prior to the third business day following the Effective Date of Redemption, the redemption of the Prepaid Warrants pursuant to this Article VIII shall still be deemed effective as of the Effective Date of Redemption and the Optional Redemption Amount shall be paid to the holder of Prepaid Warrants being redeemed within five (5) business days of the date the certificates evidencing the Prepaid Warrants being redeemed are actually delivered to the Corporation or the escrow agent.

            (b) In the event that any Optional Redemption Notice delivered by the Corporation pursuant to this Article VIII relates to less than all of the Prepaid Warrants then outstanding, the Corporation shall redeem Prepaid Warrants from each holder pro rata, based on the total Prepaid Amount outstanding on the date of the Corporation's delivery of an Optional Redemption Notice held by each holder of Prepaid Warrants relative to the total number of shares of Prepaid Warrants outstanding on the Effective Date of Redemption held by all holders of Prepaid Warrants as specified in the Optional Redemption Notice.

            (c) If the Corporation fails to pay, when due and owing, any Optional Redemption Amount, then the holder of Prepaid Warrants entitled to receive such Optional Redemption Amount shall have the right, at any time and from time to time during the twenty (20) trading day period following the Effective Date of Redemption (the "Optional Redemption Amount Exercise Period"), to require the Corporation, upon written notice, to immediately exercise (in accordance with the terms of paragraph A of Article IV) any or all of the Prepaid Amount which is the subject of such redemption, into shares of Common Stock at the lowest Exercise Price in effect during the period beginning on the date the Corporation elected to redeem such Prepaid Warrants and ending on expiration of the Optional Redemption Amount Exercise Period. From and after the expiration of the Optional Redemption Amount Exercise Period, the holders may convert Prepaid Warrants at the Exercise Price then in effect and in accordance with Article IV.

         C. (a) At any time or times on or after the date hereof, the Corporation shall have the right, in its sole discretion, to redeem any or all of the Exercise Amounts of outstanding Prepaid Warrants which Exercise Amounts at such time are exercisable on the date the Corporation delivers a Notice of Call ("ELIGIBLE EXERCISE AMOUNTS") pursuant to Article II.C(iii)(a "CALL"); provided that the Conditions to a Call (as set forth below) are satisfied. The Corporation shall exercise its right to Call by providing each holder of Prepaid Warrants written notice ("NOTICE OF CALL") at least 30 days prior to the date selected by the Corporation for a Call (the "CALL DATE"). On the Call Date the Corporation shall pay the Call Amount (as defined below) to each Holder in accordance with Article

VII.C(b). If the Corporation elects to so Call some, but not all, of the Eligible Exercise Amounts, the Corporation shall Call a pro rata amount of the Eligible Exercise Amounts from each holder of Prepaid Warrants (based on the dollar amount of the Eligible Exercise Amounts of Prepaid Warrants held by such holder relative to the total dollar amount of Prepaid Warrants outstanding on the date of the Corporation's delivery of the Notice of Call). The Notice of Call shall indicate (x) the dollar amount of the Eligible Exercise Amounts of Prepaid Warrants the Corporation has selected for Call, (y) the Call Date, which date shall not be less than 30 or more than 40 days after each holder's receipt of such notice, and (z) each holder's pro rata share of the Eligible Exercise Amounts of outstanding Prepaid Warrants which the Corporation elects to Call. All holders of Prepaid Warrants shall thereupon and within two business days after the Call Date surrender all of the Eligible Exercise Amounts of Prepaid Warrants selected for call to the Corporation provided the Corporation has paid the Call Amount. "CONDITIONS TO CALL" means the following conditions: (i) on each day during the period beginning 20 trading days prior to the Notice of Call and ending on and including the date of the Call Date, the Registration Statement shall be effective and available for the sale of no less than 150% of the sum of (A) the number of shares of Common Stock then issuable upon the exercise of all outstanding Prepaid Warrants (without regard to any limitations on exercise herein or elsewhere) and (B) the number of shares of Common Stock issued upon exercise of Prepaid Warrants that are then held by the holders of the Prepaid Warrants, (ii) on each day during the period beginning 20 trading days prior to the date of the Notice of Call and ending on and including the Call Date, the Common Stock is designated for quotation on the National Market or listed on NYSE or AMEX and is not suspended from trading; (iii) the average of the Closing Bid Price of the Common Stock during the 20 consecutive trading days immediately preceding the date of the Notice of Call is less than the Fixed Exercise Price on such date, (iv) the Closing Bid Price of the Common Stock on the date of the Notice of Call is less than the Fixed Exercise Price; (v) no more than three (3) Calls shall previously have occurred; (vi) the Shareholder Approvals (as defined in the Securities Purchase Agreement) shall have been obtained on or prior to the date of the Corporation's Notice of Call at Corporation's Election in accordance with Section 4(l) of the Securities Purchase Agreement; (vii) during the period beginning on the Issuance Date and ending on and including the Call Date, the Corporation shall have delivered shares upon exercise of the Prepaid Warrants to the Investors on a timely basis as set forth in Article II of the Prepaid Warrants; (viii) none of an Event of Default, an Exercise Default, a Trading Market Triggering Event or any event that with the passage of time would constitute an Event of Default or a Trading Market Triggering Event (assuming it was not cured) shall have occurred; (ix) the Corporation otherwise has satisfied its obligations and is not in default under this Certificate of Designations, the Securities Purchase Agreement and the Registration Rights Agreement; and (x) the Corporation has sufficient funds immediately available to satisfy its obligations to pay the Call Amount as set forth herein. Notwithstanding the above, any holder of Prepaid Warrants may exercise such Prepaid Warrants for Common Stock pursuant to Article II on or prior to the Corporation's Election Call Date.

         (b) In the event of a Call, the Call Amount (as defined below) in immediately available funds shall be paid to the holders of Prepaid Warrants being called on the applicable Call Date; provided, however, that the Corporation shall not be obligated to deliver any portion of the Call Amount until either the certificates evidencing the Prepaid Warrants being redeemed are delivered to the office of the Corporation or the escrow agent or the holder notifies the Corporation or the escrow agent that such certificates have been lost, stolen or destroyed and delivers the documentation in accordance with Article IX.G hereof. Notwithstanding anything herein to the contrary, in the event that the certificates evidencing the Prepaid Warrants being redeemed are not delivered to the Corporation or the escrow agent prior to the third business day following the Call Date, the call of the Prepaid Warrants pursuant to this Article VIII shall still be deemed effective as of the Call Date and the Call Amount shall be paid to the holder of Prepaid Warrants being called within five (5) business days of the date the certificates evidencing the Prepaid Warrants being called actually delivered to the Corporation or the escrow agent. "CALL AMOUNT" shall mean and amount equal to the product of 1.2 and the Eligible Exercise Amount of all Prepaid Warrants being called plus all outstanding and unpaid premium and any Exercise Default Payments payable with respect thereto.

            (c) If the Corporation fails to pay, when due and owing, any Call Amount, then the holder of Prepaid Warrants entitled to receive such Call Amount shall have the right, at any time and from time to time during the twenty (20) trading day period following the Call Date to require the Corporation, upon written notice, to immediately exercise (in accordance with the terms of paragraph A of Article II) any or all of the Prepaid Amount which is the subject of such call, into shares of Common Stock at the lowest Exercise Price in effect during the period beginning on the date the Corporation elected to call such Prepaid Warrants and ending on expiration of such twenty trading day period. From and after the expiration of such twenty trading day period, the holders may exercise Prepaid Warrants at the Exercise Price then in effect and in accordance with Article II.



                                   ARTICLE IX

                                  MISCELLANEOUS

         A. Failure or Indulgency Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

         B. Notices. Any notice herein required or permitted to be given shall be in writing and may be personally served or delivered by courier and shall be deemed to have been given upon receipt (which shall include telephone line facsimile transmission). The addresses for such communications shall be:

            If to the Corporation:

                     Robotic Vision Systems, Inc.
                     5 Shawmut Road
                     Canton, MA  02021
                     Telecopy: (781) 828-9852
                     Attn: Pat V. Costa, Chairman and Chief Executive Officer

            with a copy to:

                     Cooperman Levitt Winikoff Lester & Newman, P.C. 800 Third Avenue
                     New York, NY 10022
                     Telecopy: (212) 755-2839
                     Attn: Ira Roxland, Esq.


            If to the Holder, at such address as such Holder shall have provided in writing to the Corporation.

         C. Amendment Provision. Except as otherwise provided herein, this Warrant and any provision hereof may only be amended by an instrument in writing signed by the Corporation and the Majority Holders. The term "WARRANT" and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

         D. Assignability. This Warrant shall be binding upon the Corporation and its successors and assigns and shall inure to the benefit of the Holder and its successors and assigns.

         E. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York. The Corporation irrevocably consents to the jurisdiction of the United States federal courts and state courts located in the City of New York in the State of New York in any suit or proceeding based on or arising under this Warrant and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in such courts. The Corporation irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding. The Corporation further agrees that service of process upon the Corporation mailed by first class mail shall be deemed in every respect effective service of process upon the Corporation in any such suit or proceeding. Nothing herein shall affect Holder's right to serve process in any other manner permitted by law. The Corporation agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

         F. Denominations. At the request of Holder, upon surrender of this Warrant, the Corporation shall promptly issue new Warrants in the aggregate outstanding Prepaid Amount hereof, in the form hereof, in such denominations as Holder shall request.

         G. Lost or Stolen Warrants. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of this Warrant and (ii)
(y) in the case of loss, theft or destruction, of indemnity and affidavit reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of this Warrant, the Corporation shall execute and deliver new Warrants, in the form hereof, in such denominations as Holder may request. However, the Corporation shall not be obligated to reissue such lost or stolen Warrants if Holder contemporaneously requests the Corporation to exercise this Warrant.

         H. Allocation of Cap Amount and Reserved Amount. The initial Cap Amount and Reserved Amount shall be allocated pro rata among the Holders of Prepaid Warrants based on the aggregate Prepaid Amount of the Prepaid Warrants issued to each Holder. Each increase to the Cap Amount and the Reserved Amount shall be allocated pro rata among the Holders of Prepaid Warrants based on the aggregate Prepaid Amount of the Prepaid Warrants held by each Holder at the time of the increase in the Cap Amount or Reserved Amount. In the event a Holder shall sell or otherwise transfer any of such Holder's Prepaid Warrants, each transferee shall be allocated a pro rata portion of such transferor's Cap Amount and Reserved Amount. Any portion of the Cap Amount or Reserved Amount which remains allocated to any person or entity which does not hold any Prepaid Warrants shall be allocated to the remaining Holders of Prepaid Warrants pro rata based on the aggregate Prepaid Amount of the Prepaid Warrants then held by such Holders.

         I. Quarterly Statements of Available Shares. The Corporation shall deliver (or cause its transfer agent to deliver) to Holder a written report notifying Holder of any occurrence which prohibits the Corporation from issuing Common Stock upon any exercise of Prepaid Warrants. The Corporation (or its transfer agent) shall also provide, within fifteen (15) days after delivery to the Corporation of a written request by any Holder, any of the following information as of the date of such request: (i) the total outstanding Prepaid Amount of all Prepaid Warrants, (ii) the total number of shares of Common Stock issued upon all exercises of all Prepaid Warrants prior to such date, (iii) the total number of shares of Common Stock which are reserved for issuance upon exercise of the Prepaid Warrants which are then outstanding, and (iv) the total number of shares of Common Stock which may thereafter be issued by the Corporation upon exercise of the Prepaid Warrants before the Corporation would exceed the Reserved Amount and the Cap Amount.

         J. Payment of Cash; Defaults. Except as otherwise provided herein, whenever the Corporation is required to make any cash payment to Holder under this Warrant (as an Exercise Default Payment or otherwise), such cash payment shall be made to Holder within five (5) business days after delivery by Holder of a notice specifying that Holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made. If such payment is not delivered within such five (5) business day period, Holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law until such amount is paid in full to Holder.

         K. Restrictions on Shares. The shares of Common Stock issuable upon exercise of this Warrant may not be sold or transferred unless (i) they first shall have been registered under the Securities Act and applicable state securities laws, (ii) the Corporation shall have been furnished with an opinion of legal counsel (in form, substance and scope customary for opinions in such circumstances) to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act or (iii) they are sold under Rule 144 under the Act. Except as otherwise provided in the Securities Purchase Agreement, each certificate for shares of Common Stock issuable upon exercise of this Warrant that have not been so registered and that have not been sold under an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF
                  THE UNITED STATES. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED UNDER AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF
                  THOSE LAWS.

Upon the request of a holder of a certificate representing any shares of Common Stock issuable upon exercise of this Warrant, the Corporation shall remove the foregoing legend from the certificate and issue to such holder a new certificate therefor free of any transfer legend, if (i) with such request, the Corporation shall have received either (A) an opinion of counsel, in form, substance and scope customary for opinions in such circumstances, to the effect that any such legend may be removed from such certificate, or (B) satisfactory representations from Holder that Holder is eligible to sell such security under Rule 144 or (ii) a registration statement under the Securities Act covering the resale of such securities is in effect. Nothing in this Warrant shall (i) limit the Corporation's obligation under the Registration Rights Agreement, or (ii) affect in any way Holder's obligations to comply with applicable securities laws upon the resale of the securities referred to herein.

         L. Status as Warrantholder. Upon submission of a Notice of Exercise by Holder, the Prepaid Amount of this Warrant (other than any portion of this Warrant, if any, which cannot be exercised because the exercise thereof would exceed Holder's allocated portion of the Reserved Amount or Cap Amount) shall be deemed exercised for shares of Common Stock as of the Exercise Date and Holder's rights as a holder of this Warrant shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to Holder because of a failure by the Corporation to comply with the terms of this Warrant.

Notwithstanding the foregoing, if Holder has not received certificates for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Delivery Period with respect to an exercise for any reason, then (unless Holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation) the portion of the Prepaid Amount subject to such exercise shall be deemed outstanding under this Warrant and the Corporation shall, as soon as practicable, return this Warrant to Holder. In all cases, Holder shall retain all of its rights and remedies (including, without limitation, (i) the right to receive Exercise Default Payments pursuant to
Article IV.A to the extent required thereby for such Exercise Default and any subsequent Exercise Default and (ii) the right to have the Exercise Price with respect to subsequent exercises determined in accordance with Article IV.B) for the Corporation's failure to honor the exercise of this Warrant.

         M. Remedies Cumulative. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance giving rise to such remedy and nothing herein shall limit Holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Warrant. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

         N. Payment in Stock in Lieu of Cash Payments. In lieu of making any cash payment required hereunder (other than pursuant to Article VIII and except as prohibited by Article II(c)(ii)), the Corporation may, at its option, if and only if such cash payment would result in a breach or violation of the Corporation's existing bank credit facility or any new or replacement facility, deliver to holders entitled to receive such payment a number of shares of Common Stock equal to the amount of the required cash payment divided by the Exercise Price then in effect provided such delivery of shares is in compliance with all applicable securities laws and regulations. Notwithstanding the foregoing, as of the date of delivery of such shares (i) no Event of Default, Exercise Default or Trading Market Triggering Event shall have occurred or any event that with the passage of time would constitute an Event of Default or a Trading Market Triggering Event (assuming it was not cured) shall have occurred, (ii) the resale of such shares shall be covered by an effective registration statement and such shares shall be available for sale thereunder and otherwise shall be freely tradeable, (iii) such shares shall be listed and authorized for trading on the National Market, the New York Stock Exchange or the American Stock Exchange, and (iv) the Corporation shall have received the Stockholder Approvals. In the event that after the date of delivery of such shares and before such shares are sold by the holder thereof, the registration statement covering such shares is not effective for any reason for more than one business day, the Corporation shall immediately pay to such holder the cash amount such holder was otherwise entitled to receive plus interest thereon at a per annum rate of 24.0% and upon such payment, such holder shall redeliver all unsold shares to the Corporation. The operation of this Article IX.N shall not affect the ability of the Corporation to make payments of Premium in cash in accordance with Article II.A(ii) hereof.

         IN WITNESS WHEREOF, the Corporation has caused this Warrant to be signed by its duly authorized officer.


                                       ROBOTIC VISION SYSTEMS, INC.


                                       By:________________________________
                                            Name:
                                            Title:

                                                                       EXHIBIT 1
                               NOTICE OF EXERCISE

To:  Robotic Vision Systems, Inc.
     5 Shawmut Road
     Canton, MA  02021
     Telecopy: (781) 828-9852
     Attn: Pat V. Costa, Chairman and Chief Executive Officer

The undersigned hereby irrevocably elects to exercise $____________ of the Prepaid Amount of this Warrant (the "EXERCISE") into shares of common stock ("COMMON STOCK") of Robotic Vision Systems, Inc. (the "CORPORATION") according to the conditions of the Prepaid Common Stock Purchase Warrant dated February 18, 1999 (the "WARRANT"), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any Exercise, except for transfer taxes, if any.

If the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, the Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Exercise to the account of the undersigned or its nominee (which is ________________) with DTC through its Deposit Withdrawal Agent Commission System ("DTC TRANSFER"). If the Corporation's transfer agent does not participate in the DTC program as aforementioned, or if Holder checks the box set forth below, the Corporation shall deliver to Holder physical certificates representing the Common Stock issuable upon exercise of the Warrant.

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon exercise of this Warrant shall be made pursuant to registration of the Common Stock under the Securities Act or pursuant to an exemption from registration under the Act.

In the event of partial exercise, please reissue an appropriate Warrant(s) for the portion of the Prepaid Amount which shall not have been exercised.

Check Box if Applicable:

/ / In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Exercise by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned physical certificates representing such shares of Common Stock.


                   Date of Exercise:____________________________________________

                   Applicable Exercise Price:___________________________________

                   Portion of Prepaid Amount to be exercised:___________________

                   Amount of Exercise Default
                   Payments to be exercised, if any:____________________________

                   Number of Shares of
                   Common Stock to be Issued:___________________________________

                   Signature:___________________________________________________

                   Name:________________________________________________________

                   Address:_____________________________________________________